Joint News Release

   Public Storage Properties XIV, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050
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                               For Release:     Immediately
                               Date:            December 5, 1996
                               Contact:         Mr. Harvey Lenkin
                                                (818) 244-8080

   GLENDALE, California--Public Storage Properties XIV, Inc. (AMEX:PSP) and Public Storage, Inc. (NYSE:PSA) announced today that the corporations had agreed, subject to certain conditions, to merge. In the merger, PSP would be merged with and into PSA, and each outstanding share of PSP's Common Stock Series A would be converted, at the election of the shareholders of PSP, into either shares of PSA Common Stock or, with respect to up to 20% of the PSP Common Stock, $21.73 in cash. This dollar amount has been based on PSP's estimated net asset value (the appraised value of PSP's real estate assets as of October 31, 1996 and the estimated book value of PSP's other net assets as of March 1997). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PSP's shareholders' meeting. In the event of the merger, additional distributions would be made to shareholders of PSP to cause PSP's estimated net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of March 1997. If additional distributions are required in order to satisfy PSP's real estate investment trust distribution requirements, the number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such distributions. The merger is conditioned on, among other requirements, approval by PSA's board of directors, receipt of a satisfactory fairness opinion by PSP and approval by the shareholders of PSP. It is expected that any merger would close during the first half of 1997.

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